EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
     Valeant Pharmaceuticals International is incorporated in the State of Delaware. The following table shows the Company’s subsidiaries as of December 31, 2005, the percentage of their voting securities (including directors’ qualifying shares) then owned, directly or indirectly by the Company, and the jurisdiction under which each subsidiary is incorporated. These subsidiaries are included in the Company’s consolidated financial statements.

		PERCENTAGE
		OF VOTING
	JURISDICTION	SECURITIES OWNED
	OF	BY COMPANY
	INCORPORATION	OR SUBSIDIARY
Valeant Farmaceutica, S.A. de C.V.	Mexico	100
Laboratorios Grossman, S.A.	Mexico	100
ICN Polfa Rzeszow	Poland	99
ICN Dutch Holdings B.V.	Netherlands	100
Valeant Pharmaceuticals Switzerland GmbH	Switzerland	100
Valeant Pharmaceuticals North America	United States	100
Valeant Development Company Pte Ltd.	Singapore	100
Valeant Research & Development	United States	100

*	In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.